Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

BioMarin Announces First Quarter 2019 Financial Results

- Total Revenues Top $400 million in the Quarter

- Full-year 2019 Total BioMarin Revenue Guidance of Between $1.68 billion to $1.75 billion Reaffirmed

- As of March 31, 2019, 414 U.S. Commercial Patients Receiving Treatment with Palynziq®

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended March 31,
	2019	2018	% Change

Total Revenues	$400.7	$373.4	7%

Net Product Revenues Marketed by BioMarin(1)	349.2	303.0	15%

Vimizim Net Product Revenues	125.8	117.1	7%
Kuvan Net Product Revenues	106.9	99.1	8%
Naglazyme Net Product Revenues	86.9	75.0	16%
Palynziq Net Product Revenues	12.3	—	n/a
Brineura Net Product Revenues	12.2	6.9	77%

Aldurazyme Net Product Revenues	45.3	66.1	(31)%

GAAP Net Loss	$(56.5)	$(44.1)
GAAP Net Loss per Share – Basic	$(0.32)	$(0.25)
GAAP Net Loss per Share – Diluted	$(0.32)	$(0.26)

Non-GAAP Income (2)	$24.8	$21.3

	March 31,	December 31,
	2019	2018
Cash, cash equivalents and investments	$1,214.9	$1,320.2

(1)

Net Product Revenues Marketed by BioMarin is the sum of revenues from Vimizim, Kuvan, Naglazyme, Palynziq, Brineura and Firdapse, each calculated in accordance with Generally Accepted Accounting Principles in the United States (U.S. GAAP). Genzyme Corporation (Genzyme) is BioMarin’s sole customer for Aldurazyme and is responsible for marketing and selling Aldurazyme to third-parties. Refer page 8 for a table showing Net Product Revenues by product, including Firdapse.

(2)

Non-GAAP Income is defined by the Company as reported GAAP Net Income, excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items. Refer to Non-GAAP Information beginning on page 8 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.

SAN RAFAEL, Calif., April 25, 2019 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (BioMarin or the Company) today announced financial results for the first quarter ended March 31, 2019.

Total Net Product Revenues for the first quarter 2019 increased to $394.5 million, compared to $369.1 million for the first quarter of 2018. Net Product Revenues Marketed by BioMarin increased to $349.2 million, compared to $303.0 million for the first quarter of 2018. The increase in Net Product Revenues Marketed by BioMarin was attributed to the following:

•

Vimizim: increased $8.7 million, or 7%, primarily driven by government ordering patterns in certain Latin American, Middle Eastern and European countries. Patient growth in the quarter was robust with net patients growth increasing 12% year over year;

•	Kuvan: increased $7.8 million, or 8%, primarily due to new patients initiating therapy in the U.S. and sales volume in Europe;
•	Naglazyme: increased $11.9 million, or 16%, primarily due to increased sales volume driven by government ordering patterns from Brazil;
•

Palynziq: received approval from the U.S. Food and Drug Administration (FDA) in May 2018, with commercial sales launching in the third quarter of 2018. Palynziq Net Product Revenues during the first quarter of 2019 totaled $12.3 million driven primarily by the conversion of clinical patients to commercial Palynziq in the U.S.; and,

•	Brineura: increased $5.3 million, or 77%, primarily attributed to new patients initiating therapy in Germany and the U.S.

Aldurazyme Net Product Revenues decreased $20.8 million, or 31%, due to timing of shipments to Genzyme.  Under the new revenue standards adopted in 2018, the Company records Aldurazyme Net Product Revenues when the product is released and control is transferred to Genzyme based on the estimated variable consideration payable it expects to earn when the product is sold through by Genzyme. Aldurazyme net product sales reported by Genzyme increased to $75.7 million, or up 20% in the first quarter of 2019, compared to $62.9 million the same period in 2018.

The increase in GAAP Net Loss for the first quarter of 2019, compared to the same period in 2018 was primarily due to the following:

•

higher selling, general and administrative (SG&A) expense in support of continued U.S. commercial launch of Palynziq and European Union (EU) pre-launch activities, other administrative expenses, consulting fees and employee-related costs to support our operations;

•

increased contingent consideration expense related to the progression of the Palynziq development program towards approval of the European Marketing Authorization Application, as a result of the positive opinion from the Committee for Medicinal Products for Human Use (CHMP) in the first quarter; partially offset by,

•	increased gross profits of $20.4 million driven by increased sales revenue from products marketed by BioMarin.

Non-GAAP Income for the first quarter of 2019 increased $3.5 million, or 16%, to $24.8 million, compared to $21.3 million for the same period in 2018. The increase in Non-GAAP Income for the quarter was attributed to increased gross profit from sales partially offset by higher SG&A expenses as described above.

As of March 31, 2019, BioMarin had cash, cash equivalents and investments totaling approximately $1.2 billion, as compared to $1.3 billion on December 31, 2018.

Commenting on first quarter results, Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin, said, “We begin 2019 well-positioned for potential significant achievements across our late-stage product pipeline, as well as record Total Revenues for the full year. Starting with valoctocogene roxaparvovec gene therapy for severe hemophilia A, our pivotal study is on track to complete enrollment in the third quarter. Based on draft guidance from the FDA for hemophilia gene therapy products published in 2018, we have the opportunity to pursue a potential accelerated approval path forward based on Factor VIII activity results from a subset of Phase 3 subjects.  Based on the results from the subset of Phase 3 subjects, we will make and communicate our decision on whether or not to pursue an accelerated approval before the end of the year. We have observed a high level of interest and enthusiasm from the hemophilia community in support of valoctocogene roxaparvovec and are hopeful that it will be a potential treatment option for these patients in the very near future.”

Mr. Bienaimé continued, “We have a number of other exciting catalysts on the horizon including the potential approval and launch of Palynziq in Europe later this year.  We have been thrilled with the pace of the U.S. launch, as we ended the first quarter with 414 patients on reimbursed Palynziq. Building on this success and as part of our strategy to increase our leadership in the PKU market, we anticipate filing an IND for BMN 307, our gene therapy product for PKU, in the second half of 2019. BMN 307 demonstrated lifetime normalization of Phe in a validated PKU mouse model, and as a result we believe it has the potential to be an important new treatment and market expander as part of our PKU franchise.  Finally, we look forward with great anticipation to the results of our global Phase 3 program with vosoritide for the treatment of achondroplasia. Our ongoing Phase 2 study has so far demonstrated an average additional cumulative height gain of 5.7 centimeters over 42 months. Based on data observed to date, we are very encouraged that vosoritide could potentially be the first approved treatment option for children with achondroplasia.”

2019 Full-Year Financial Guidance unchanged (in millions, except %)

Item	2019 Guidance

Total Revenues	$1,680	to	$1,750
Vimizim Net Product Revenues	$530	to	$570
Kuvan Net Product Revenues	$420	to	$460
Naglazyme Net Product Revenues	$350	to	$380
Palynziq Net Product Revenues	$70	to	$100
Brineura Net Product Revenues	$55	to	$75

Cost of Sales (% of Total Revenues)	20%	to	21%
Research and Development Expense	$740	to	$780
Selling, General and Admin. Expense	$650	to	$690

GAAP Net Loss	$(45)	to	$(85)
Non-GAAP Income *	$130	to	$170

*All Financial Guidance items are calculated based on U.S. GAAP with the exception of Non-GAAP Income/Loss. Refer to Non-GAAP Information beginning on page 8 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable GAAP reported information.

Key Program Highlights

•

Valoctocogene roxaparvovec gene therapy for hemophilia A:  During the quarter, the Company announced that it had enrolled the subset of subjects from the ongoing Phase 3 study that could potentially be used to support submission of a marketing application through the accelerated approval pathway. In addition, BioMarin has completed the process qualification manufacturing campaigns required as part of a BLA submission for accelerated approval.  The Company intends to make a decision on whether or not to pursue a potential accelerated approval path and communicate that decision before the end of 2019.

In 2018, the Company updated the protocol for the Phase 3 GENEr8-1 study evaluating the 6e13 vg/kg dose and has statistically powered the study results to evaluate superiority to the current standard of care, Factor VIII prophylaxis. The complete Phase 3 GENEr8-1 study will include 130 participants, and is expected to be fully enrolled in the third quarter of 2019.

•

Palynziq for PKU: Palynziq, an injection to reduce blood Phe concentrations in adult patients with PKU, was added to BioMarin’s commercial product portfolio upon its U.S. approval last May.  As of March 31, 2019, 414 patients were on reimbursed Palynziq, with an additional 140 patients enrolled and awaiting their first treatment with commercial Palynziq. Of the 414 patients on therapy at the end of the first quarter, 278 were formerly naïve patients and 136 transitioned from clinical studies. Of the 125 PKU clinics in the U.S., 89 had at least one complete patient enrollment in the REMS program as of March 31, 2019.

BioMarin received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMA), on Palynziq on March 1, 2019. Based on this positive opinion, the Company anticipates marketing authorization in the European Union by the end of the second quarter of this year.

•

Vosoritide for children with achondroplasia: The Company expects top line results from the ongoing global, Phase 3 study by year-end 2019. The vosoritide development program includes four distinct areas of focus to support global approval, including a large contemporaneous natural history study which is underway. The global Phase 3 study, which is fully enrolled, is a randomized, placebo-controlled study of vosoritide in approximately 110 children with achondroplasia between the ages of 5 to 14 years. The Company most recently updated its ongoing global Phase 2 study in children ages 5 to 14, which demonstrated an average of 5.7 centimeters of cumulative additional height gained at 42 months. BioMarin expects to have over 5 years of clinical data from this study to corroborate maintenance of effect at the time of anticipated marketing authorization submissions.

In 2018, BioMarin began a global Phase 2 study with vosoritide in infants and young children (less than 60 months old) with achondroplasia, to determine the impact of treatment in this age group. Three cohorts, segmented by age, are being enrolled in this study. Cohort 1 includes children ages 24 to 60 months old and will complete enrollment this year. Cohort 2 includes children ages 6 to 24 months old and is currently enrolling. Following evaluation of safety and pharmacokinetics in sentinel subjects in cohort 2, cohort 3 will begin enrolling infants up to 6 months old.

•

Tralesinidase alfa (formerly referred to as BMN 250) for MPS IIIB (Sanfilippo Syndrome, Type B): Tralesinidase alfa is currently being evaluated in ongoing natural history and clinical trials.  Previously, encouraging signs of biochemical and clinical efficacy have been suggested.  Trials are ongoing to collect further data in regard to the untreated natural history of the condition, as well as biochemical and clinical outcomes of therapy.

•

BMN 307 gene therapy product candidate for phenylketonuria (PKU): As previously announced, the Company expects to submit an investigational new drug application (IND) and/or a clinical trial application (CTA) for a gene therapy product for the treatment of PKU in the second half of 2019. At R&D Day 2018, BioMarin shared data with BMN 307 that demonstrated a lifetime Phe correction sustained at 80 weeks in preclinical mouse models. BMN 307 is an AAV vector containing the DNA sequence that codes for the phenylalanine hydroxylase enzyme that is deficient in people with PKU.  Product to support clinical evaluation will be produced at BioMarin’s Leveroni facility using a commercial scale manufacturing process to facilitate rapid clinical development.

•

BMN 290 for Friedreich’s Ataxia: BMN 290 is a selective chromatin modulation therapy intended for the treatment of Friedreich’s ataxia. Currently, there are no approved disease modifying therapies for Friedreich’s ataxia. The Company is currently conducting additional pre-clinical work on BMN 290 and will decide in the first half of 2019 whether to file an IND based on the outcome of those data.

BioMarin will host a conference call and webcast to discuss first quarter 2019 financial results today, Thursday, April 25, 2019 at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.biomarin.com.

U.S. / Canada Dial-in Number: 866.502.9859	Replay Dial-in Number: 855.859.2056
International Dial-in Number: 574.990.1362	Replay International Dial-in Number: 404.537.3406
Conference ID: 9996637	Conference ID: 9996637

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The Company's portfolio consists of several commercial products and multiple clinical and pre-clinical product candidates for the treatment of various diseases. For additional information, please visit www.biomarin.com.

Forward-Looking Statements

This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues and expenses for BioMarin’s commercial products, GAAP Net Loss, Non-GAAP Income  and other specified income statement guidance; the financial performance of BioMarin as a whole; BioMarin’s potential for growth: BioMarin being well-position for significant achievements across its late-stage product pipeline, as well as record Total Revenues for the full year; BioMarin’s commercial prospects, including the timing of (i) decisions by regulators, including the European Commission’s decision regarding BioMarin’s Marketing Authorization Application for Palynziq, (ii) BioMarin's clinical studies and trials, (iii) completion of enrollment of those studies and trials including enrollment in BioMarin’s Phase 3 program with valoctocogene roxaparvovec, and (iv) announcements of data from those studies and trials, including BioMarin’s Phase 3 program and Phase 1/2 study with valoctocogene roxaparvovec; the ongoing Phase 2 and Phase 3 studies of vosoritide; the continued clinical development and commercialization of BioMarin’s commercial products and product candidates, including (i) BioMarin’s plans to potentially decide in the first half of 2019 whether to file an IND for BMN 290 and potentially file an IND and/or a CTA for its new gene therapy candidate for the treatment of PKU in the second half of 2019; (ii) statements regarding the timing of BioMarin’s decision on whether or not to pursue an accelerated approval pathway for valoctocogene roxaparvovec and the communication of that decision; (iii) statements regarding BioMarin’s encouragement that vosoritide could potentially be the first approved treatment option for children with achondroplasia; and (iv) the possible approval and commercialization of BioMarin’s product candidates.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of Kuvan; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Annual Report on Form 10-K for the year ended December 31, 2018 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Brineura®, Firdapse®, Kuvan®, Naglazyme®, Palynziq® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except share and per share amounts)

	March 31, 2019 (1)	December 31, 2018 (2)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$364,369	$493,982
Short-term investments	530,485	590,326
Accounts receivable, net	393,429	342,633
Inventory	534,696	530,871
Other current assets	93,876	98,403
Total current assets	1,916,855	2,056,215
Noncurrent assets:
Long-term investments	320,000	235,864
Property, plant and equipment, net	951,890	948,682
Intangible assets, net	485,981	491,808
Goodwill	197,039	197,039
Deferred tax assets	467,333	460,952
Other assets	96,300	36,568
Total assets	$4,435,398	$4,427,128
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$412,830	$437,290
Short-term contingent consideration	88,156	85,951
Total current liabilities	500,986	523,241
Noncurrent liabilities:
Long-term convertible debt, net	834,766	830,417
Long-term contingent consideration	48,461	46,883
Other long-term liabilities	114,558	58,647
Total liabilities	1,498,771	1,459,188
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 179,033,104 and 178,252,954 shares issued and outstanding, respectively.	179	178
Additional paid-in capital	4,682,900	4,669,926
Company common stock held by Nonqualified Deferred Compensation Plan	(12,912)	(13,301)
Accumulated other comprehensive income	19,794	5,271
Accumulated deficit	(1,753,334)	(1,694,134)
Total stockholders’ equity	2,936,627	2,967,940
Total liabilities and stockholders’ equity	$4,435,398	$4,427,128

(1)

As of January 1, 2019, the Company adopted the requirements of Accounting Standards Codification 842, Leases, using the modified retrospective method as of the effective date, and as a result, Other Assets and Liabilities are not comparable to the prior periods presented.

(2)

December 31, 2018 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2018.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2019 and 2018

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
REVENUES:
Net product revenues	$394,483	$369,099
Royalty and other revenues	6,262	4,348
Total net revenues	400,745	373,447
OPERATING EXPENSES:
Cost of sales	89,182	82,333
Research and development	183,591	183,948
Selling, general and administrative	162,158	138,336
Intangible asset amortization and contingent Consideration	19,765	13,202
Total operating expenses	454,696	417,819
LOSS FROM OPERATIONS	(53,951)	(44,372)

Equity in the income (loss) of BioMarin/Genzyme LLC	(185)	68
Interest income	6,298	5,234
Interest expense	(6,727)	(11,562)
Other income (expense), net	1,608	(172)
LOSS BEFORE INCOME TAXES	(52,957)	(50,804)
Provision for (benefit from) income taxes	3,516	(6,655)
NET LOSS	$(56,473)	$(44,149)
NET LOSS PER SHARE, BASIC	$(0.32)	$(0.25)
NET LOSS PER SHARE, DILUTED	$(0.32)	$(0.26)
Weighted average common shares outstanding, basic	178,271	175,932
Weighted average common shares outstanding, diluted	178,271	176,150

The following table presents the Net Product Revenues by Product:

Net Product Revenues By Product

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Brineura	$12.2	$6.9
Firdapse	5.1	4.9
Kuvan	106.9	99.1
Naglazyme	86.9	75.0
Palynziq	12.3	—
Vimizim	125.8	117.1
Net Product Revenues Marketed by BioMarin	349.2	303.0
Aldurazyme Net Product Revenues Marketed by Genzyme	45.3	66.1
Total Net Product Revenues	$394.5	$369.1

Non-GAAP Information

The results presented in this press release include both GAAP information and Non-GAAP information. As used in this release, Non-GAAP Income  is defined by the Company as GAAP Net Loss excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items, as detailed below when applicable. In addition, BioMarin includes in this press release the effects of these adjustments on certain components of GAAP Net Loss for each of the periods presented. In this regard, Non-GAAP Income and its components, including Non-GAAP Cost of Sales, Non-GAAP Research and Development expenses, Non-GAAP Selling, General and Administrative expense, Non-GAAP Intangible Asset Amortization and Contingent Consideration, Non-GAAP Gain on the Sale of Intangible Asset and Non-GAAP Benefit From Income Taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall Non-GAAP measures.

BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income  and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.

Non-GAAP Income  and its components are not meant to be considered in isolation, as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP measures. Because of the non-standardized definitions, the Non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following table presents the reconciliation of GAAP Net Loss to Non-GAAP Income:

Reconciliation of GAAP Net Loss to Non-GAAP Income

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended		Guidance
	March 31,		Year Ending
	2019	2018	December 31, 2019

GAAP Net Loss	$(56.5)	$(44.1)	$(45.0)	−	$(85.0)

Interest expense, net	0.4	6.3	—	−	10.0
Provision for (Benefit from) income taxes	3.5	(6.7)	(50.0)	−	(30.0)
Depreciation expense	14.9	16.0	45.0	−	60.0
Amortization expense	7.5	7.6	40.0	−	55.0
Stock-based compensation expense	42.7	36.6	150.0	−	175.0
Contingent consideration expense	12.3	5.6	20.0	−	30.0
Gain on sale of intangible assets	—	—	(30.0)	−	(45.0)
Non-GAAP Income	$24.8	$21.3	$130.0	−	$170.0

The following reconciliation of the GAAP reported to the Non-GAAP information provides the details of the effects of the Non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.

  Reconciliation Of Certain GAAP Reported Information To Non-GAAP Information

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2019				2018
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP

Cost of sales	$89.2	$—	$(4.8)	$84.4	$82.3	$—	$(3.1)	$79.2
Research and development	183.6	(9.3)	(13.8)	160.5	183.9	(10.5)	(13.3)	160.1
Selling, general and administrative	162.2	(5.6)	(24.1)	132.5	138.3	(5.5)	(20.2)	112.6
Intangible asset amortization and contingent consideration	19.8	(7.5)	(12.3)	—	13.2	(7.6)	(5.6)	—
Interest expense, net	(0.4)	0.4	—	—	(6.3)	6.3	—	—
Provision for (Benefit from) income taxes	3.5	(3.5)	—	—	(6.7)	6.7	—	—
GAAP Net Loss/ Non-GAAP Income	(56.5)	26.3	$55.0	24.8	(44.1)	23.2	42.2	21.3

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